SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                            FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                   Commission File Number        1-8862
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                       Mark IV Industries, Inc.
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        (Exact name of registrant as specified in its charter)

                 501 John James Audubon Parkway, Post Office Box 810,
                         Amherst, New York 14226-0810
                               (716) 689-4972
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 7 3/4% Senior Subordinated Notes due 2006
                 7 1/2% Senior Subordinated due 2007
                 4 3/4% Convertible Subordinated Notes due 2004
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         (Title of each class of securities covered by this Form)

                                     None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i) [ x ]        Rule 12h-3(b)(1)(i)  [ x ]
         Rule 12g-4(a)(1)(ii)[    ]       Rule 12h-3(b)(1)(ii) [    ]
         Rule 12g-4(a)(2)(i) [    ]       Rule 12h-3(b)(2)(i)  [    ]
         Rule 12g-4(a)(2)(ii)[    ]       Rule 12h-3(b)(2)(ii) [    ]
                                          Rule 12h-3(b)(3)     [    ]
                                          Rule 15d-6

	Approximate number of holders of record as of the certification or notice date:

        7 3/4% Senior Subordinated Notes due 2006        --      3
        7 1/2% Senior Subordinated Notes due 2007        --      45
        4 3/4% Convertible Subordinated Notes due 2004   --      79


	Pursuant to the requirements of the Securities Exchange Act of 1934, Mark IV Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     September 29, 2000                MARK IV INDUSTRIES, INC.
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                                            BY: /s/  Richard L. Grenolds
                                                ------------------------
                                                Richard L. Grenolds
                                                Vice President and
                                                 Chief Accounting Of